Exhibt 99.1


           Southwest Water Initiates CEO Succession Process


    LOS ANGELES--(BUSINESS WIRE)--Nov. 10, 2005--Southwest Water Company (NASDAQ:SWWC) has begun a CEO succession process. In yesterday's third quarter earnings conference call, Chairman of the Board and CEO Anton C. Garnier, 65, announced that, in accordance with prudent corporate governance practices, the company has retained an executive recruiting firm to begin a CEO search that will include both internal and external candidates.
    Garnier said, "Having been with Southwest Water for more than 38 years, I have seen the company grow from a small family business to a public company with operations from coast to coast. I turned 65 last month, and while I have no intention of retiring and I enjoy what I am doing, now is the time to begin an orderly CEO succession process.
    "We are looking for a person to carry on the company's successful strategy and performance which have consistently increased revenues, income and shareholder value. I will continue to serve as CEO and chairman of the board until a new CEO is in place. At that time, I will assume the position of full-time chairman and anticipate focusing my efforts on strategic issues for the long-term success of the company and our industry."

    Southwest Water Company provides a broad range of operation, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.


    CONTACT: Southwest Water Company
             Sandy Warren, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Cecilia Wilkinson or Robert Jaffe, 310-279-5980 www.pondel.com